Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

of

ENERGY EAST CORPORATION
(a New York corporation)

Under Section 807 of the Business Corporation Law

Energy East Corporation, a corporation organized and existing under the laws State of New York, hereby certifies as follows:

1.          The name of this corporation is Energy East Corporation.  The name under which the corporation was originally incorporated was "NGE Resources, Inc."

2.          The corporation's original Certificate of Incorporation was filed by the Department of State on September 23, 1997.

3.          The text of the Certificate of Incorporation of Energy East is hereby restated without amendment or change to read as herein set forth in full:

1.     The name of the corporation is Energy East Corporation (the "Corporation").

2.     This Corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3.     The office of the Corporation in the State of New York is located in the County of Albany.

4.     The aggregate number of shares which the Corporation shall have the authority to issue is one hundred (100) shares of common stock with the par value of $0.01 each.

5.     No director of the corporation shall be personally liable to the corporation or its shareholders for damages for any breach of duty as a director, provided that nothing contained in this Article Fifth shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the Business Corporation Law.  If the Business Corporation Law is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Law, as so amended.  No repeal or modification of this Article Fifth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

6.     The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom any process in any action or proceeding against it may be served.  The post office address to which the Secretary of State shall mail a copy of any such process served upon him is 52 Farm View Drive, New Gloucester, ME 04260, Attention: Secretary.

4.          This restatement of the Corporation's Certificate of Incorporation was authorized by a written consent in lieu of a meeting of the Board of Directors of the Corporation on the date hereof.

IN WITNESS WHEREOF, the undersigned corporation has caused to be executed by its duly authorized officer this restated Certificate of Incorporation on this 16th day of September, 2008.

ENERGY EAST CORPORATION
(a New York corporation)

    By:   /s/Robert D. Kump
                Robert D. Kump
                Senior Vice President and Chief
                Financial Officer

RESTATED CERTIFICATE OF INCORPORATION

of

ENERGY EAST CORPORATION
(a New York corporation)

Pursuant to Section 807 of the Business Corporation Law

Filer:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, NY 10019